EXHIBIT 99

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Stan Froelich/Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

             CONSOLIDATED GRAPHICS TO ACQUIRE IRONWOOD LITHOGRAPHERS
                               OF PHOENIX, ARIZONA

     HOUSTON, TEXAS - May 27, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced the signing of a letter of intent to acquire Ironwood Lithographers, Inc. of Phoenix, Arizona. Ironwood is the second largest sheet-fed commercial printer in Arizona and provides high-quality color printing services to customers throughout the region. The Company was founded 22 years ago by Dwight VanderHaar, Ironwood's Chairman. Daryl VanderHaar, who succeeded his father as President of Ironwood, will continue in his current capacity upon completion of the transaction. Terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Ironwood is an outstanding company, one that has grown from a five-employee operation 20 years ago into one of Arizona's most successful printing companies. Daryl VanderHaar, who serves on the Board of Directors of the Printing Industries of America, and the VanderHaar family have guided Ironwood to a leadership position in both its market and the industry. We look forward to helping them continue their momentum."

     Daryl VanderHaar added, "We have worked very hard to grow our company and make it successful by providing our customers superior service and the highest quality products. Consolidated Graphics shares our service-oriented approach and has the resources to help us continue our growth and further improve our operating results."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 38 companies with annualized revenues in excess of $380 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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